EXHIBIT 10.9

AGREEMENT AND RELEASE

This Agreement and Release (the “Agreement”) is entered into this 29th day of June, 2006, by and between Infinera Corporation, a Delaware corporation with its principal place of business at 1322 Bordeaux Drive, Sunnyvale, CA 94089 (the “Company”), and Mr. William Zerella, an individual (“Employee” and together with the Company, the “Parties”).

RECITALS:

WHEREAS, the Company and Employee have mutually agreed to terminate and have terminated Employee’s employment relationship with the Company, effective July 1, 2006 (the “Termination Date”); and

WHEREAS, the Parties have agreed to amend and supercede any existing employment agreement between the Employee and the Company with this Agreement

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. Separation from Employment/Benefits. The Parties acknowledge and agree that Employee’s relationship as an employee of the Company terminated on the Termination Date. The Company agrees to continue to pay for your health insurance benefits under COBRA so as to provide coverage until the earlier of: (i) the date of your full time employment by another entity; or (ii) December 31, 2006. Thereafter, you may elect to and remain eligible under COBRA. Except as specifically provided herein, your participation in all other benefits and incidents of employment, including but not limited to paid time off, was terminated as of June 30, 2006.

2. Separation Payment. The Company agrees to make pay Employee on the Termination Date the total gross amount of One Hundred and Twenty Five Thousand Dollars ($125,000).

3. Vesting of Stock Options. On the Termination Date, the Parties agree that the Company shall accelerate the vesting for 112,500 of Employee’s 339,912 unvested and outstanding incentive stock options to purchase Company Common Stock (the “Options”). The Parties further agree that Employee will have until December 31, 2006 to exercise such Options; provided, however, that in no event will the period through which the Employee is able to exercise the Options extend beyond a date that would cause the Options to become subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as the result of any such extension of the post-termination exercise period. The Parties agree that the Employee’s non-qualified stock options shall cease to vest as of the Termination Date and must be exercised in accordance with terms of the option agreement governing such options.

4. Confidentiality Agreement. Employee agrees to comply with the terms of the Confidential Information and Invention Assignment Agreement dated May, 2005 (the “Confidentiality Agreement”), to the extent not inconsistent with this Agreement.

5. Release. In consideration of the Company’s agreement to provide the consideration provided in this Agreement, and the other obligations set forth in this Agreement, Employee hereby fully and forever releases and discharges the Company and its officers, directors, shareholders, investors, administrators, employees, agents, successors, predecessors, subsidiaries and assigns (“Released Parties”) from any and all claims, liabilities, demands or causes of action, including but not limited to those arising out of or relating in any way to his employment with the Company, including the termination of his employment.

Employee understands and agrees that this Release is a full and complete waiver of any and all claims, including but not limited to those claims relating to or arising from his employment relationship with the Released Parties and the termination of that relationship, whether such claims may be known or unknown by him, including but not limited to any claims with respect to his purchase of, or rights to purchase, shares of the capital stock of the Company or the tax characterization of the purchase of shares of capital stock of the Company, any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and any other state and federal laws and regulations relating to employment or employment discrimination. Employee agrees that this payment is in full satisfaction and settlement of any such claims, liabilities, demands or causes of action, and Employee agrees that he will not file any lawsuit or institute any proceeding for monetary damages asserting any such claim. This release does not, however, extend to releasing the Company from any responsibilities, or liability the Company may incur, through any future breach of this Agreement, and Employee retains all rights and claims with respect to any such future breach.

In addition, and in further consideration of the foregoing, Employee hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows;

“A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must ham materially affected his settlement with the debtor.”

Employee acknowledges that he is aware that he may hereafter discover facts in addition to, or different from, those which he now knows or believes to be true, but it is his intention hereby, fully and finally and forever, to settle and to release any and all matters, disputes and differences, known or unknown, suspected or unsuspected, that do now exist, may exist or heretofore have existed with respect to those matters described above.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in

Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to Jagdeep Singh, CEO of the Company at 1322 Bordeaux Drive, Sunnyvale, CA 94089, by close of business on the seventh day from the date that Claimant signs this Agreement.

7. Payment of Salary. With the exception of the consideration under this Agreement, Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions and any and all other benefits and compensation due to Employee as of the Termination Date.

8. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Parties.

(b) Sole Agreement. This Agreement, including the Confidentiality Agreement, constitutes the sole agreement of the Parties and supersedes all oral negotiations and prior writings and agreements with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Non-Disparagement. Each, Party agrees to refrain from any defamation, libel or slander of the other party or tortious interference with the contracts and relationships of the other Party. All inquiries by potential future employers of Employee will be directed to Chief Executive Officer of the Company. Upon inquiry, the Company will only state the Employee’s scope of responsibility, position and dates of employment

(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY WAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF,

The Parties have executed this Agreement on the respective dates set forth below.

INFINERA CORPORATION		WILLIAM ZERELLA

By:	/s/ Michael O. McCarthy	/s/ W.R. Zerella

Title:	VP and General Counsel	Address:

Date:	June 29, 2006	Date:	June 29, 2006